United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 8, 2008

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

10780 Santa Monica Blvd., Suite 400
Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 943-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03                                             Material Modification to Rights of Security Holders.

A total of 1,672,880 shares of our Series B Preferred Stock were issued last year as part of the consideration for our acquisition of Alta Healthcare System, Inc. (“Alta”) from the two former stockholders of Alta on August 8, 2007. The terms of the Series B Preferred Stock provided that it was not convertible into Common Stock upon issuance, but would become convertible by its terms upon receipt of stockholder approval.  Such approval was received at our annual meeting of stockholders held on August 13, 2008. As a result, each share of Series B Preferred Stock automatically became convertible into five shares of Common Stock at a conversion price of $5.00 per share of Common Stock. Thus, the 1,672,880 shares of Series B Preferred Stock became convertible into a total of 8,364,400 shares of Common Stock.

Following such stockholder approval, the holders of all of the outstanding shares of Series B Preferred Stock elected to convert their preferred shares into Common Stock. Therefore, no shares of Series B Preferred Stock remain outstanding, and the Company has no plans to issue any additional shares of Series B Preferred Stock.

Upon conversion of the Series B Preferred Stock, the former holders ceased to have certain rights associated with being a holder of such stock, including the right to elect, with all holders of Series B Preferred Stock as a class, two directors to our Board of Directors. Therefore, in the future all members of our Board of Directors will be elected by the vote of holders of our Common Stock. The former holders also ceased to have any right to receive dividends on the Series B Preferred Stock. All such dividends terminated and ceased to accrue, and all previously accrued dividends were forgiven and the liability will be reclassified to additional paid-in capital. As of June 30, 2008, such accrued dividends totaled $6,919,803.

Item 5.01                                             Changes in Control of Registrant.

(a)           On August 13, 2008, the holders of our Common Stock voted to approve a proposal at our annual meeting of stockholders pursuant to which each of the outstanding shares of our Series B Preferred Stock became convertible into five shares of Common Stock. The stockholder vote also approved any potential change of control that may result from the issuance of Common Stock upon conversion of the Series B Preferred Stock.

Prior to the annual meeting, there were two holders of our Series B Preferred Stock: Samuel S. Lee, our Chairman and Chief Executive Officer, and the David & Alexa Topper Family Trust, U/D/T September 29, 1997 (the “Trust”), of which David Topper, who is the President of our Alta Hospitals System, LLC subsidiary, and his wife Alexa Topper are the trustees. Mr. Lee and the Trust each owned a total of 943,568 shares of Common Stock, or 8.0% of the class, and 836,440 shares of Series B Preferred Stock prior to the annual meeting. After receipt of stockholder approval at the meeting, Mr. Lee and the Trust each converted all of their shares of Series B Preferred Stock into Common Stock, whereby each became the record owner of 5,125,768 shares of Common Stock, or 25.4% of the class, and collectively they now own a total of 10,251,536 shares of Common Stock, or 50.8% of the class.

Item 8.01                                             Other Events.

(a)           Effective August 8, 2008, Osmundo Saguil, M.D. replaced Jacob Y. Terner, M.D. as the nominee shareholder of our affiliated physician organizations.

(b)           Our annual meeting of stockholders was held on August 13, 2008. Stockholders elected each of the nominees proposed for election as directors. Stockholders also approved our 2008 Omnibus Equity Incentive Plan, ratified the selection of Ernst & Young LLP as our independent auditors for 2008, and approved the issuance of Common Stock upon conversion of our Series B Preferred Stock and any resulting potential change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ MIKE HEATHER
Mike Heather
Chief Financial Officer

Dated: August 15, 2008